UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2022

CHENIERE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-33366	20-5913059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Milam Street

Suite 1900

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 375-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	CQP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Private Placement and Redemption

On December 15, 2022 (the “Issue Date”), Sabine Pass Liquefaction, LLC, a Delaware limited liability company (“SPL”), a wholly owned subsidiary of Cheniere Energy Partners, L.P. (the “Partnership”), closed the sale of $70 million aggregate principal amount of senior secured notes with an interest rate equal to 6.293% (the “Notes”). SPL intends to use the net proceeds from the Notes to repay a portion of its 5.625% Senior Secured Notes due 2023 (the “2023 Notes”) and pay certain fees, costs and expenses incurred in connection with the sale of the Notes.

On November 30, 2022, SPL issued an irrevocable notice of redemption to holders of its 2023 Notes for the redemption of all of its outstanding 2023 Notes in accordance with the terms of the indenture governing the 2023 Notes. The redemption date for the 2023 Notes was December 30, 2022. The redemption price for the 2023 Notes will be equal to the greater of (1) 100% of the principal amount of such 2023 SPL Notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such 2023 SPL Notes from the redemption date to January 15, 2023 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as such term is defined in the Indenture) plus 50 basis points. After such redemption, no 2023 Notes will remain outstanding. SPL intends to fund the redemption with the proceeds from the Notes and cash on hand. The foregoing does not constitute a notice of redemption with respect to the 2023 SPL Notes.

The sale of the Notes was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Notes were sold on a private placement basis in reliance on Section 4(a)(2) of the Securities Act.

The Notes are fully amortizing, with a weighted average life of approximately 9.6 years (from the date of issuance of the Notes) and amortization payments delayed until September 15, 2025. The Notes will mature on September 15, 2037. Interest on the Notes is payable semi-annually, in cash in arrears, on March 15 and September 15 of each year, beginning on March 15, 2023.

The Notes are senior secured obligations of SPL and rank senior in right of payment to any and all of SPL’s future indebtedness that is subordinated in right of payment to the Notes and equal in right of payment with all of SPL’s existing and future indebtedness (including all obligations under SPL’s senior working capital revolving credit and letter of credit reimbursement agreement and all of SPL’s outstanding senior secured notes) that is senior and secured by the same collateral securing the Notes. The Notes are effectively senior to all of SPL’s senior indebtedness that is unsecured to the extent of the value of the assets constituting the collateral securing the Notes. The indentures (and, where applicable, supplements) governing the Notes contain customary terms, covenants and events of default consistent with SPL’s existing senior secured notes.

As of the Issue Date, the Notes were not guaranteed but will be guaranteed in the future by all of SPL’s future restricted subsidiaries. Such guarantees will be joint and several obligations of the guarantors of the Notes. The guarantees of the Notes will be senior secured obligations of the guarantors.

At any time or from time to time prior to March 15, 2037, SPL may redeem all or a part of the Notes, at a redemption price equal to the “optional redemption price” set forth in the applicable indenture governing such Notes, plus accrued and unpaid interest, if any, to the date of redemption. SPL also may at any time on or after March 15, 2037, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Forward-Looking Statements

This current report on Form 8-K contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding the intended use of proceeds of the Notes and anticipated redemption, (ii) statements regarding potential financing arrangements, and (iii) statements regarding future discussions and entry into contracts. Although the Partnership believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Partnership’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Partnership’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Other than as required under the securities laws, the Partnership does not assume a duty to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.

By:	CHENIERE ENERGY PARTNERS GP, LLC,
Its general partner

Dated: December 15, 2022

By:	/s/ Zach Davis
Name:	Zach Davis
Title:	Executive Vice President and Chief Financial Officer

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